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                                                                   EXHIBIT 10.12


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                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                                CBS RADIO, INC.,

                            CBS RADIO LICENSE, INC.,

                                       AND

                          ENTERCOM COMMUNICATIONS CORP.

                           DATED AS OF AUGUST 13, 1998








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                                TABLE OF CONTENTS

                                                                           PAGE

ARTICLE I. - DEFINITIONS

     1.1      DEFINITIONS....................................................2

ARTICLE II. - PURCHASE OF ASSETS.............................................6

     2.1.     PURCHASE AND SALE OF ASSETS....................................6
     2.2.     ALLOCATION OF VALUES...........................................6
     2.3.     NON-ASSIGNABLE CONTRACTS.......................................7

ARTICLE III. - LIABILITIES...................................................7

     3.1.     ASSUMPTION OF LIABILITIES BY ENTERCOM..........................7
     3.2.     OTHER LIABILITIES..............................................8

ARTICLE IV. - REPRESENTATIONS AND WARRANTIES.................................8

     4.1.     BY CBS.........................................................8
     4.2.     BY ENTERCOM...................................................16

ARTICLE V. - CONDITIONS.....................................................17

     5.1.     MUTUAL CONDITIONS.............................................17
     5.2.     CONDITIONS OF ENTERCOM........................................18
     5.3.     CONDITIONS OF CBS.............................................18
     5.4.     EFFECT OF TIME BROKERAGE AGREEMENT ON CLOSING
                CONDITIONS..................................................18

ARTICLE VI. - COVENANTS AND OPERATIONS PRIOR TO CLOSING.....................19

     6.1.     COVENANTS OF CBS..............................................19
     6.2.     NEGATIVE COVENANTS OF CBS.....................................21
     6.3.     NO CONTROL....................................................22
     6.4.     NO SOLICITATION OR HIRE OF EMPLOYEES
                AND PROGRAMMING.............................................22
     6.5.     COVENANTS OF ENTERCOM.........................................23
     6.6.     REAL PROPERTY SURVEYS.........................................24

ARTICLE VII. - ACTIONS PRIOR TO CLOSING.....................................25


                                       (i)
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     7.1.     APPLICATION TO COMMISSION.....................................25
     7.2.     COMPLIANCE WITH CBS FINAL JUDGMENT............................25
     7.3.     HART-SCOTT-RODINO NOTIFICATION................................25
     7.4.     INSPECTION....................................................26
     7.5.     CONFIDENTIALITY...............................................26

ARTICLE VIII. - CLOSING.....................................................27

     8.1.     CLOSING.......................................................27
     8.2.     PRORATIONS....................................................27
     8.3.     CLOSING DELIVERIES TO ENTERCOM................................28
     8.4.     CLOSING DELIVERIES TO CBS.....................................29
     8.5.     COVENANTS OF FURTHER ASSURANCES; AVAILABILITY OF
                RECORDS.....................................................30
     8.6.     RISK OF LOSS; DAMAGE TO PROPERTY..............................30
     8.7.     TAXES ON TRANSACTION..........................................30

ARTICLE IX. - TERMINATION, DEFAULT AND INDEMNIFICATION......................31

     9.1.     TERMINATION...................................................31
     9.2.     EFFECT OF TERMINATION.........................................31
     9.3.     REMEDIES......................................................31
     9.4.     INDEMNIFICATION...............................................31

ARTICLE X. - INTENTIONS OF THE PARTIES AS TO FORM OF TRANSACTION............34

     10.1.    CBS' INTENTION................................................34
     10.2.    ENTERCOM'S INTENTION..........................................34
     10.3.    INDEPENDENT TRANSACTIONS......................................34

ARTICLE XI. - GENERAL PROVISIONS............................................35

     11.1.    EXPENSES OF THE PARTIES.......................................35
     11.2.    BROKERS.......................................................35
     11.3.    SURVIVAL OF COVENANTS, REPRESENTATIONS,
                AND WARRANTIES..............................................35
     11.4.    CONFIDENTIALITY...............................................36
     11.5.    AMENDMENT AND WAIVER..........................................36
     11.6.    EFFECT OF THIS AGREEMENT......................................36
     11.7.    TERMS GENERALLY...............................................36
     11.8.    HEADINGS......................................................37
     11.9.    COUNTERPARTS..................................................37


                                      (ii)
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     11.10.   GOVERNING LAW; JURISDICTION...................................37
     11.11.   BULK SALES LAWS...............................................37
     11.12.   ASSIGNMENT....................................................37
     11.13.   NOTICES.......................................................37
     11.14.   ATTORNEYS' FEES...............................................39
     11.15.   TEMPORARY SUBLEASE FOR WBMX...................................39


                                      (iii)
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                            ASSET PURCHASE AGREEMENT

                  THIS ASSET PURCHASE AGREEMENT MADE AND ENTERED INTO THIS 13TH DAY OF AUGUST, 1998, BY AND AMONG CBS RADIO, INC., A DELAWARE CORPORATION ("CRI"), CBS RADIO LICENSE, INC., A DELAWARE CORPORATION ("CRLI"), (CRI AND CRLI, COLLECTIVELY, "CBS"), AND ENTERCOM COMMUNICATIONS CORP., A PENNSYLVANIA CORPORATION ("ENTERCOM").

                                    RECITALS

                  WHEREAS, pursuant to the Authorizations, CBS owns and operates (directly or indirectly through one or more subsidiaries) radio stations WEEI(AM) and WRKO(AM), Boston, Massachusetts (collectively, the "Stations"), and owns all of the Assets relating to the Stations;
                  WHEREAS, Entercom desires to purchase the Assets from CBS;

                  WHEREAS, CBS is willing to sell the Assets to Entercom;

                  WHEREAS, CBS and Entercom have agreed, subject to prior approval by the Commission and certain other conditions, that CBS shall sell, assign, transfer and convey the Assets to Entercom or one or more Affiliates designated by Entercom, in the manner and for the consideration described in this Agreement; and

                  WHEREAS, CBS is required to notify the United States Department of Justice ("DOJ") of this Agreement, pursuant to the final judgment in United States v. CBS Corporation and American Radio Systems Corporation, Civ. No. 98-0819 (D.D.C. filed March 31, 1998) (the "CBS Final Judgment"), and CBS may not consummate the sale contemplated hereby unless CBS has received written notification from DOJ that DOJ does not object to the sale or, in the event that DOJ objects, until the sale has been approved by the United States District Court for the District of Columbia (the "Court"). Pursuant to the CBS Final Judgment, CBS is required to take all steps necessary to operate the Stations as separate, independent, ongoing, economically viable and active competitors to the other stations owned by CBS and its Affiliates in the Boston area and must take all steps necessary to insure that the management of such stations is kept separate and apart from CBS.

                  NOW, THEREFORE, in consideration of the mutual promises herein contained and of the representations and warranties hereinafter set forth and for other good and valuable consideration, the parties, intending to be legally bound hereby, agree as follows:
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                                   ARTICLE I.
                                   DEFINITIONS

1.1 DEFINITIONS. As used herein, the following terms shall have the following respective meanings:

                  "ADJUSTMENT TIME" shall mean with respect to each Station, 12:01:00 a.m. Eastern Standard or Daylight Time, as appropriate, on the Closing Date.

                  "AFTRA CONTRACT" shall have the meaning set forth in Section 3.1.5.

                  "AFFILIATE" shall mean, with respect to any person or entity, a person or entity controlling, controlled by or under common control with such person or entity.

                  "AGREEMENT" shall mean this Asset Purchase Agreement.

                  "APPRAISAL" shall have the meaning set forth in Section 2.2.1 hereof.

                  "ASSETS" shall mean the Property and all of the Authorizations relating to the Stations.

                  "ASSIGNMENT APPLICATIONS" shall have the meaning set forth in
Section 7.1 hereof.

                  "AUTHORIZATIONS" shall mean all of the licenses, permits, and authorizations granted by the Commission with respect to the operation of the Stations and all applications for Authorizations for the Stations pending before the Commission.

                  "BARTER AGREEMENTS" shall mean contracts for the sale of time on the Stations in exchange for programming.

                  "BOSTON II AGREEMENT" shall mean that certain Asset Purchase Agreement by and among Entercom and CBS and ARS Acquisition II, Inc. for the sale and purchase of radio stations WAAF(FM), WWTM(AM), and WEGQ(FM), dated as of August 13, 1998.

                  "CBS" shall mean the corporations identified as such in the Preamble of this Agreement.

                  "CLOSING" shall mean the event of consummation of the transactions contemplated by this Agreement as more fully described in Article VIII of this Agreement.

                  "CLOSING DATE" shall mean the date that the Closing occurs.



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                  "CODE" shall mean the Internal Revenue Code of 1986, as
amended, and the applicable regulations issued thereunder.

                  "COMMISSION" shall mean the Federal Communications Commission.

                  "CONTAMINANT" shall mean and include any pollutant, contaminant, hazardous material (as defined in any of the Environmental Laws), toxic substances (as defined in any of the Environmental Laws), asbestos-or asbestos-containing material, urea formaldehyde, polychlorinated biphenyls, regulated substances and wastes, radioactive materials, and petroleum or petroleum by-products, including crude oil or any fraction thereof, except that "Contaminant" shall not include small quantities of maintenance, cleaning and emergency generator fuel supplies customary for the operation of radio stations and maintained in compliance with all Environmental Laws in the Ordinary Course of Business.

                  "CONTRACTS" shall mean all agreements, arrangements, commitments, and undertakings, written or oral, expressed or implied, relating to the present or future operation of the Stations except for any Leases, including without limitation, Time Sales Agreements, Trade Agreements, Barter Agreements and Miscellaneous Contracts.

                  "CONTRACT REIMBURSEMENT" shall mean cash in the amount of Five Million Dollars ($5,000,000.00) as reimbursement paid to Entercom by CBS for assumption of certain Contracts specified in Schedule 8.3.1.

                  "DEFAULT" shall mean the material default by a party hereto in the performance of its obligations under this Agreement.

                  "ENTERCOM" shall mean the corporation identified as such in the Preamble of this Agreement.

                  "ENVIRONMENTAL LAWS" shall mean any applicable federal, state or local law, statute, charter, ordinance, rule, or regulation or any governmental agency interpretation or policy, including, without limitation, applicable safety/environmental/health laws such as, but not limited to, the Resource Conservation and Recovery Act of 1976, Comprehensive Environmental Response Compensation and Liability Act, Federal Emergency Planning and Community Right to Know Law, the Clean Air Act, the Clean Water Act, the Toxic Substance Control Act, and the Occupational Safety and Health Act, as any of the foregoing have been amended, and any permit, order, directive, court ruling or order, or consent decree applicable to or affecting the Property or any other property (real or personal) used by or relating to the Station in question promulgated or issued pursuant to any Environmental Laws which pertains to, governs, or controls the generation, storage, remediation, or removal of Contaminants or otherwise regulates the protection of health and the environment including, but not limited to, any of the following activities, whether on site or off site: (i) the emission, discharge, release, spilling, or dumping of any Contaminant into the air, surface water, ground water, soil, or


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substrata; or (ii) the use, generation, processing, sale, recycling, treatment, handling, storage, disposal, transportation, labeling, or any other management of any Contaminant.

                  "FINAL ORDER" shall mean an order or action of the Commission that, by reason of expiration of time or exhaustion of remedies, is no longer subject to administrative or judicial reconsideration or review.

                  "IBEW CONTRACT" shall have the meaning set forth in Section 3.1.5.

                  "LEASES" shall mean all agreements, arrangements, or commitments and undertakings, written or oral, express or implied, for the use or occupation of any real or personal property used in the operation of the Stations.

                  "LOSS" shall have the meaning set forth in Section 9.4.1 hereof.

                  "MISCELLANEOUS CONTRACTS" shall mean Contracts and Leases entered into in the Ordinary Course of Business, which involve less than Twenty Five Thousand Dollars ($25,000.00) individually and less than One Hundred Fifty Thousand Dollars ($150,000.00) for all of the Stations in the aggregate, and which are not included in Schedule 4.1.6.

                  "NON-CONTINUING EMPLOYEES" shall have the meaning set forth in
Section 6.5.1.

                  "ORDINARY COURSE OF BUSINESS" shall mean the routine conduct of the business of the Station in question (excluding extraordinary, irregular, or abnormal transactions) on a basis consistent with the regular practice of such Station since January 1, 1998; provided that any conflict between what is required of CBS by the definition set forth in the immediately preceding clause as applied herein and the CBS Final Judgment shall be resolved in favor of the latter.

                  "PERMITTED ENCUMBRANCES" shall mean: (i) encumbrances for taxes, assessments, or governmental charges or levies which are not yet due and payable, or that, subject to adequate security for payment, are being contested;
(ii) easements, rights of way, or other encumbrances disclosed in this Agreement; (iii) easements, rights of way or other encumbrances that do not have a material adverse effect on the Assets or the operation of the Stations as currently operated; (iv) encumbrances imposed by law, such as materialmen's, mechanic's, carrier's, workmen's, or repairmen's liens or other similar encumbrances arising in the Ordinary Course of Business, securing obligations that are not overdue; (v) encumbrances securing indebtedness, which will be removed prior to or at the Closing; (vi) encumbrances pursuant to Contracts and Leases to be assumed by Entercom pursuant to Section 3.1; and (vii) encumbrances listed on Schedule 4.1.8.

                  "PROPERTY" shall mean all of the tangible and intangible property (other than the Authorizations) located at the Stations (including at the transmitter sites of the Stations), whether real, personal, or mixed, and all rights and interests which are used or held by CBS or any of its


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Affiliates and necessary for use primarily in the operation of the Stations as presently conducted, including: (i) all of the rights, titles, and interests under the Leases and the Contracts relating to the Stations; (ii) the call letters, copyrights, trademarks, and other intellectual property associated with the Stations; (iii) originals or, if unavailable, photocopies, of all files, records, studies, data, lists, filings, general accounting records, books of account, computer programs and software, and logs, of every kind, relating to the operations or business of the Stations; and (iv) all of CBS's or any of its Affiliates' rights under manufacturers' and vendors' warranties relating to items included in the Assets of the Stations; but excluding therefrom those assets listed on Schedules attached hereto respectively as "Excluded Property."

                  "PURCHASE PRICE" shall have the meaning set forth in Section 2.1.2.

                  "REQUIRED CONSENTS" shall mean the consents of third parties to the Leases and Contracts that are required for the assignment thereof and that are identified on the Schedules hereto as "Material Leases (or Contracts)-Consent to Assign Required."

                  "REQUIRED CURE EXPENSE" Shall mean the sum of the amounts required to be spent by CBS under Sections 6.1.4, 6.1.5 and 6.6.3 of this Agreement and the Boston II Agreement.

                  "STATIONS" shall collectively mean the following radio broadcast stations: WEEI(AM), and WRKO(AM), Boston, Massachusetts, or, in the singular form, any one of them.

                  "STATION EMPLOYEES" shall have the meaning set forth in
Section 6.5.1.

                  "TAMPA AGREEMENT" shall mean that certain Asset Purchase Agreement by and among Entercom and CBS for the sale and purchase of radio stations WYUU (FM) and WLLD (FM), dated as of August 13, 1998.

                  "TBA COMMENCEMENT DATE" shall mean the date that the Time Brokerage Agreement shall become effective.

                  "TIME BROKERAGE AGREEMENT" shall mean the Time Brokerage Agreement entered into between CBS and Entercom simultaneously with the execution of this Agreement relating to the sale to Entercom of substantially all of the broadcast time on the Stations.

                  "TIME SALES AGREEMENTS" shall mean contracts for the sale of time on the Stations for cash.

                  "TRADE AGREEMENTS" shall mean contracts for the sale of time on the Stations in exchange for merchandise or services used or useful for the benefit of the Stations, excluding Barter Agreements.



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                  "TRANSFERRED EMPLOYEES" shall have the meaning set forth in
Section 6.5.

                  "UPSET DATE" shall have the meaning set forth in Section
9.1.1.

                                   ARTICLE II.
                               PURCHASE OF ASSETS

2.1.     PURCHASE AND SALE OF ASSETS.

                  Subject to the terms and conditions set forth in this Agreement, at the Closing:

         2.1.1. CBS shall sell, convey, transfer, assign, and deliver or cause to be sold, conveyed, transferred, assigned, and delivered to Entercom, or to such Affiliates as Entercom shall designate, the Assets free and clear of all liens and encumbrances other than Permitted Encumbrances, and Entercom or such designated Affiliates shall acquire and receive same from CBS.

         2.1.2. Entercom shall deliver to CBS cash in the amount of Eighty-Two Million Dollars ($82,000,000.00) (the "Purchase Price") and CBS shall receive same from Entercom. The Purchase Price shall be paid by wire transfer at Closing to the account designated by CBS in writing at least two (2) days prior to the Closing.

2.2.     ALLOCATION OF VALUES.

         2.2.1. The fair market value of the Assets shall be determined and allocated on the basis of an appraisal (the "Appraisal") prepared by Bond & Pecaro, or another firm reasonably acceptable to CBS and Entercom, whose fees and expenses shall be borne equally by CBS and Entercom. The parties shall use their reasonable best efforts to cause Bond & Pecaro to deliver the Appraisal 10 days before the Closing Date, or failing compliance with such deadline, as soon thereafter as is practicable, but in all events no later than 30 days after the Closing Date. The Appraisal shall set forth the fair market value of each material asset included in the Assets.

         2.2.2. Each party, as necessary, shall prepare such IRS Forms as are required by law to be filed with the Internal Revenue Service reflecting the fair market value of the Assets as determined in accordance with the values set forth in the Appraisal and the above provisions and shall forward such forms to the other parties within thirty (30) days after the Closing. Each party, as necessary, shall file with their respective federal income tax returns for the tax year in which the Closing occurs such IRS Forms as prepared in accordance with the foregoing. Each party shall deliver to the other parties hereto a copy of such IRS Forms as filed with their respective federal income tax return within thirty (30) days of the filing of such return. The parties hereto hereby covenant and agree with each other that they will not take a position on any income tax return that is in any way inconsistent with the terms of this Section 2.2.



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2.3.     NON-ASSIGNABLE CONTRACTS.

         2.3.1. Without limiting or otherwise affecting the rights of any party hereto, to the extent that any Contract or Lease to be assigned pursuant to this Agreement is not capable of being assigned without the consent, approval, or waiver of a third person or entity, nothing in this Agreement will constitute an assignment or require the assignment thereof except to the extent provided in this Section 2.3.

         2.3.2. With respect to all consents, approvals, and waivers referenced in Section 2.3.1, CBS shall use its reasonable best efforts to obtain all such consents, approvals, and waivers prior to and, if the Closing occurs, as promptly as practicable after the Closing Date; provided that CBS shall not be obligated to pay money to any other contracting party to obtain any such consent, approval or waiver, other than reasonable expenses of the party for any legal documentation related to the assignment of the Contract or Lease in question. If the consents, approvals, and waivers are not obtained prior to Closing, the parties shall use their reasonable best efforts in good faith to cooperate, and to cause each of their respective Affiliates to cooperate, in effecting any lawful arrangement to provide to Entercom or its designated Affiliates the economic benefits of the Contracts and Leases for which consents, approvals, and waivers are being sought after Closing, and to have Entercom or its designated Affiliates assume and discharge the obligations under the Contracts and Leases from and after the Closing Date.

                                  ARTICLE III.
                                   LIABILITIES

3.1.     ASSUMPTION OF LIABILITIES BY ENTERCOM.

                  Except as otherwise provided in the Time Brokerage Agreement, from and after the Closing Date, Entercom shall assume and pay, perform, and discharge the following liabilities and obligations relating to the Stations:

         3.1.1. The liabilities and obligations arising with respect to events occurring after the Adjustment Time or accruing after the Adjustment Time with respect to any Leases included in the Assets that are specifically identified on
Schedule 4.1.5 as being assumed by Entercom, and such additional Leases as are permitted to be entered into by CBS and its Affiliates pursuant to Article VI hereof.

         3.1.2. The liabilities and obligations arising with respect to events occurring after the Adjustment Time or accruing after the Adjustment Time with respect to any (a) Contracts included in the Assets that are specifically identified on Schedule 4.1.6 as being assumed by Entercom; (b) Miscellaneous Contracts; (c) Time Sales Agreements, Trade Agreements, and Barter Agreements entered into in the Ordinary Course of Business; and (d) such additional contracts as are permitted to be entered into by CBS and its Affiliates pursuant to Article VI hereof;


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         3.1.3. The liabilities and obligations which arise with respect to events occurring after the Adjustment Time or which accrue after the Adjustment Time with respect to the Assets and to the operation of the Stations by Entercom and/or its designated Affiliates;

         3.1.4. All taxes and assessments (other than income and franchise taxes of CBS and its Affiliates) that accrue on or with respect to the Assets or the operation of the Stations after the Adjustment Time;

         3.1.5. The liabilities and obligations of CBS with respect to the Stations under (a) the Agreement for Radio Announcers and Artists, June 15, 1996
- June 14, 1999, between the American Federation of Radio and Television Artists and American Radio Systems, Inc. (the "AFTRA Contract") from and after the TBA Commencement Date; and (b) the Agreement, as of May 1, 1997, between American Radio Systems Corporation and Local 1228 of the International Brotherhood of Electrical Workers (the "IBEW Contract"). Neither Entercom nor any of its Affiliates shall assume any obligations under any collective bargaining agreements other than the AFTRA Contract and the IBEW Contract.

3.2.     OTHER LIABILITIES.

         3.2.1. Except as expressly set forth in this Agreement, CBS shall be solely responsible for all salaries, benefits and other compensation which will or may become payable to any Station Employee in respect of any period of employment prior to the earlier of the TBA Commencement Date or the Adjustment Time, other than accrued vacation time for Transferred Employees, for which Entercom shall be responsible and for which it will receive a proration credit under Section 8.2.1. Entercom shall be solely responsible for any salaries and other compensation which will or may become payable to any Transferred Employee in respect of any period thereafter. Entercom will not assume any obligations under existing leave or severance policies or otherwise have any liability or obligation for severance pay or other termination benefits of Station Employees, except for obligations set forth in Contracts to be assumed by Entercom pursuant to this Agreement.

         3.2.2. Except as specifically assumed by Entercom pursuant to Section
3.1 and Section 3.2.1 hereof or pursuant to the Time Brokerage Agreement, neither Entercom nor any of its Affiliates shall assume or undertake to pay, satisfy, or discharge any liabilities, obligations, commitments, or responsibilities of CBS or any of its Affiliates.

                                   ARTICLE IV.
                         REPRESENTATIONS AND WARRANTIES

4.1.     BY CBS.

                  CBS hereby represents and warrants to Entercom that:



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         4.1.1.   CORPORATE STANDING.

                  CRI and CRLI are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and are qualified to do business in the Commonwealth of Massachusetts. CRI and CRLI have full power and authority to engage in the businesses in which they are presently engaged and to make and perform this Agreement according to its terms.

         4.1.2.   AUTHORIZATION OF AGREEMENT; NO BREACH.

                  CBS has the necessary corporate power and authority to execute, deliver and perform this Agreement, the Time Brokerage Agreement, and such other agreements as are necessary to consummate the transactions contemplated hereby, and, subject to the receipt of the consents and approvals required elsewhere herein, this Agreement and the Time Brokerage Agreement constitute the valid and binding obligation of CBS enforceable against it in accordance with their terms, except as limited by bankruptcy and insolvency laws and by laws affecting the enforcement of creditors' rights generally or equitable principles. Assuming said consents and approvals are obtained, neither such execution, delivery, and performance nor compliance by CBS with the terms and provisions of this Agreement and the Time Brokerage Agreement will conflict with or result in a breach of any of the terms, conditions, or provisions of the Articles of Incorporation or By-Laws of CBS or its Affiliates or any judgment, order, injunction, decree, regulation, or ruling of any court or any other governmental authority to which CBS or any of its Affiliates is subject or any material agreement or contract to which CBS or any of its Affiliates is a party or to which it is subject, or constitute a material default thereunder.

         4.1.3.   QUALIFICATION.

                  CRLI is qualified as a licensee of the Commission and is qualified as the assignor of the Authorizations to receive a grant of the Assignment Applications by the Commission. CBS knows of no facts which could reasonably be expected to cause Commission approval of the Assignment Applications to be denied or materially delayed or which could reasonably be expected to lead to the filing of a material objection to such Applications.

         4.1.4.   CBS ASSETS.

                  The Assets, taken as a whole, constitute all of the material property, whether real, personal, or mixed, tangible or intangible, used by CBS or its Affiliates in the operation of the Stations except for (i) property replaced in the Ordinary Course of Business and (ii) those assets specifically listed on Schedule 4.1.4 under the heading "Excluded Property." To the knowledge of CBS, none of the assets listed on Schedule 4.1.4 as pertaining to radio station WBMX(FM) is used primarily in the operation of any or all of the Stations.



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         4.1.5.   CBS LEASES.

                  Except as set forth in Schedule 4.1.5, CBS has delivered to Entercom true and correct copies of all Leases listed on Schedule 4.1.5 hereto. There are no other material leases for any items or interests for the use of real or personal property associated with the Assets or the present operation of the Stations other than those disclosed on Schedule 4.1.5 hereto.

         4.1.6.   CBS CONTRACTS.

                  Schedule 4.1.6 contains a list of all Contracts now in effect, written or oral, express or implied, relating to the Assets or the present or future operation of the Stations, other than those disclosed on Schedule 4.1.5 hereto or other Schedules attached to this Agreement, except for Time Sales Agreements, Barter Agreements, Trade Agreements, Miscellaneous Agreements and Contracts that relate solely to Excluded Property. Except as indicated on
Schedule 4.1.6 hereto, CBS has delivered to Entercom true and correct copies of all Contracts listed on Schedule 4.1.6 hereto,

         4.1.7.   INTELLECTUAL PROPERTY.

                  Schedule 4.1.7 hereto lists all material trademarks and copyrights relating to the operation of the Stations which have been registered with Federal or State governmental agencies. To CBS's knowledge, the operation of the Stations as now conducted does not conflict with any valid patents, trademarks, trade names, service marks, or copyrights of others in any way that is reasonably likely to have a material adverse effect on the operation of the Stations.

         4.1.8.   TITLE TO PROPERTY.

                  Except for (i) Permitted Encumbrances, (ii) as disclosed on
Schedule 4.1.8 hereto and (iii) as provided in the immediately succeeding two sentences, CBS has good ownership, right, title, and interest to the Property including the right to transfer such assets. CBS has a valid leasehold interest in all Property leased and used or held for use in connection with the operation of the Stations. CBS has good and marketable title to the owned real property to be conveyed hereunder, except for Permitted Encumbrances. Except for Permitted Encumbrances and items disclosed on Schedule 4.1.8 (which Schedule reflects, where appropriate, the Station to which the disclosed item relates), none of the Property or any of the income or revenue therefrom is subject to any mortgage, conditional sale agreement, security interest, lease, lien, hypothecation, pledge, encumbrance, restriction, liability, charge, claim, or imperfection of title that would materially adversely affect the continued use of the Property as currently used.

         4.1.9.   NO DEFAULTS.

                  CBS and its Affiliates have complied in all material respects with all of the terms of the Contracts and the Leases and such Contracts and Leases are enforceable by CBS in


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
accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy and similar laws affecting the enforcement of creditors' rights and general equitable principles affecting the enforcement of equitable remedies (including within said equitable remedies without limitation the remedy of specific performance). No event has occurred which with the passage of time or the giving of notice or both would constitute a material default by CBS or any of its Affiliates thereunder. To the knowledge of CBS, all other parties to the Contracts and Leases have complied in all material respects with the provisions thereof and no event has occurred which with the passage of time or the giving of notice or both would constitute a material default by any such other party thereunder.

         4.1.10.  AUTHORIZATIONS AND APPLICATIONS.

                  Except as disclosed on Schedule 4.1.10, all Authorizations necessary to the lawful operations of the Stations have been granted and issued by the Commission to CBS and are listed on Schedule 4.1.10 attached hereto and are now in full force and effect. There are no applications of CBS or any of its Affiliates relating to the Stations pending with the Commission except as listed on such Schedule 4.1.10. CBS and its Affiliates have performed and complied in all material respects with all of the terms and conditions of said Authorizations, the Communications Act of 1934, as amended (the "Communications Act") and all applicable rules, regulations, requirements, and policies of the Commission relating to the operation of the Stations. Except as listed on
Schedule 4.1.10, no proceedings are pending or, to the knowledge of any officer of CBS or any of its Affiliates, threatened, which may result in the revocation, modification, non-renewal, or suspension of any of said Authorizations, the denial of any pending applications, the issuance of a cease and desist order, or the imposition of any other sanction by the Commission to which the Stations or the Assets are or may be subject. None of CBS or any of its Affiliates has reason to believe that the Commission will not renew the Authorizations of any of the Stations in the ordinary course for a full term without material qualifications. No renewal of the Authorizations of the Stations would constitute a major environmental action under the rules of the Commission in effect as of the date of this Agreement. All ownership reports, renewal applications, and other material reports and documents required to be filed by CBS and its Affiliates with the Commission relating to the operation of the Stations have been filed, and all such reports, applications and documents are true and correct in all material respects. The Stations are identified by their presently assigned call letters and, unless otherwise validly authorized by the Commission and disclosed on Schedule 4.1.10, are operated on their assigned frequencies at the powers and heights authorized by the Commission. The public inspection files for the Stations are in substantial compliance with the regulations of the Commission relating thereto.

         4.1.11.  PERMITS AND LICENSES.

                  In addition to the Authorizations, CBS has obtained and/or holds, or at Closing will hold, all other governmental permits and licenses necessary for the lawful operation of the respective Stations. All terms, restrictions, and requirements of such permits and licenses have been complied with in all material respects and none of CBS or any of its Affiliates is in default of any of same.

         4.1.12.  COMPLIANCE WITH LAWS.

                  CBS and its Affiliates have complied in all material respects with all orders (to which CBS or any of its Affiliates is a party or is subject) and applicable laws, rules, and regulations of all federal, state and local authorities with respect to the Assets and operation of the Stations. With respect to the operations of the Stations, none of CBS or any of its Affiliates is in default with respect to or in violation of: (a) any judgment, order, injunction or decree to which CBS or any of its Affiliates is a party or is subject; or (b) any rule or regulation of any court, administrative agency or other governmental authority, in either case in any respect material to this transaction. All material reports, returns and other documents which relate in any way to the Assets and which were filed by CBS or any of its Affiliates with any administrative agency or governmental authority are true, correct and complete in all material respects.

         4.1.13.  LITIGATION AND CLAIMS.

                  Except as disclosed in Schedule 4.1.13 hereto and except for rulemaking proceedings applicable to radio broadcast stations generally, no litigation, proceeding or controversy is pending or, to the knowledge of any officer of CBS or any of its Affiliates, threatened against CBS or any of its Affiliates, which might materially and adversely affect any material portion of the Assets, CBS's or any of its Affiliates' right or power to transfer the same, the ownership, possession, use or resale of any material portion of the Assets, or the operation of the Stations by Entercom or any assignee thereof and there is no basis known to CBS or any of its Affiliates for any such litigation, proceeding, controversy or claim. No claim has been made or asserted against CBS or any of its Affiliates material to this transaction.

         4.1.14.  EMPLOYEES.

                  Set forth on Schedule 4.1.14 is a listing, by department, of the name, salary or compensation, all other compensation arrangements, and job title of all employees of CBS and its Affiliates employed at the Stations as of August 1, 1998, and whether each such employee is (i) full-time or part-time,
(ii) union or non-union, and (iii) whether such employee's services are shared between any of the Stations and any other station to be retained by CBS. Except as disclosed on Schedule 4.1.14, there are no written contracts for the employment of any personnel at the Stations. Except as disclosed on Schedule 4.1.14, all employees of CBS and its Affiliates employed at the Stations are employed on an "at will" basis.

         4.1.15.  EMPLOYEE BENEFIT AND RETIREMENT PLANS.

                  Listed on Schedule 4.1.15 are the material "employee pension benefit plans" and "employee welfare benefit plans" (as defined respectively in Sections 3(2) and 3(l) of the

Employee Retirement Income Security Act of 1974, as amended ("ERISA")), which CBS and its Affiliates maintain on behalf of their employees at the Stations. In all respects material to this transaction, all "employee pension benefit plans" and "employee welfare benefit plans" listed on Schedule 4.1.15 hereto comply in all material respects with all applicable requirements of law and regulation. None of CBS or any of its Affiliates has incurred or reasonably expects to incur (either directly or indirectly, including as a result of any of the transactions contemplated hereby or any indemnification obligation) any liability (including, without limitation, withdrawal liability) that could become a liability of Entercom, under or pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to employee benefit plans and no event, transaction or condition has occurred or exists which could result in any such liability. CBS and its Affiliates have made all required contributions to all multi-employer plans within the meaning of Section 3(37) of ERISA.

         4.1.16.  LABOR RELATIONS.

                  In all respects material to this transaction, CBS and its Affiliates have complied with all applicable laws, rules and regulations pertaining to the employment of labor, including those relating to wages, hours, collective bargaining and the payment of or withholding of taxes with respect to the operations of the Stations, and CBS and its Affiliates have withheld all amounts required by law or agreement to be withheld from the wages or salaries of their employees and are not liable for any arrears of wages or any tax or withholding or any penalties or interest for failure to comply with any of the foregoing. Except as disclosed on Schedule 4.1.16, there are no collective bargaining agreements relating to any employee of CBS or any of its Affiliates at the Stations. In addition, except as disclosed on Schedule 4.1.16, none of CBS or any of its Affiliates has knowledge of any union organizing activities in the one year period preceding the date of this Agreement involving or targeting any employees of CBS or any of its Affiliates at the Stations not already covered by a collective bargaining agreement.

         4.1.17.  INSURANCE.

                  CBS has in force adequate fire and other risk insurance covering the full replacement value of tangible personal property that is part of the Property and shall cause such insurance to be maintained in full force until the Closing Date. CBS also shall maintain in full force until the Closing Date, adequate workers compensation and general public liability insurance for the respective Stations in amounts consistent with broadcasting industry standards for similar stations. As of the date of this Agreement, none of the Property currently suffers in any way as a result of fire, explosion, earthquake, accident, fraud, rain, storm, drought, Act of God or public enemy or any other casualty, whether or not covered by insurance.

         4.1.18.  BROADCASTING CONTRACTS.

                  The total value of all unfulfilled obligations in respect of Trade Agreements and Barter Agreements to be assumed by Entercom, whether or not the Stations have received consideration therefor, shall not be in excess of One Million Four Hundred Thousand Dollars ($1,400,000.00) as of the Closing Date. To the extent that, as of the Closing Date, the excess of the value of unfulfilled obligations under Trade or Barter Agreements, including any "time bank" provision thereof, over the value of consideration to be received by the Stations (determined as of the Closing Date) exceeds Fifty Thousand Dollars ($50,000.00), Entercom shall be entitled to a positive cash adjustment pursuant to Section 8.2 hereof.

         4.1.19.  ENVIRONMENTAL COMPLIANCE, POLYCHLORINATED
BIPHENYLS, ASBESTOS AND OTHER TOXIC OR HAZARDOUS SUBSTANCES.

                  Except as disclosed on Schedule 4.1.19, none of the Property contains: (i) any asbestos, polychlorinated biphenyls ("PCBs") or any PCB contaminated oil; (ii) any Contaminants; or (iii) any underground storage tanks. All of the Property is in substantial compliance with all applicable Environmental Laws, except as disclosed on Schedule 4.1.19.

         4.1.20.  FINANCIAL AND OTHER INFORMATION.

                  CBS has furnished Entercom with profit and loss statements for calendar year 1997 and the months January through June of 1998 (the "Financial Statements"). All Financial Statements provided to Entercom are true and correct in all material respects and such Financial Statements fairly present the results of operation of the Stations for the respective period then ended. There are no material liabilities, whether known or unknown, contingent or fixed, or otherwise, associated with the Stations that have not been otherwise disclosed to Entercom to the extent this Agreement requires the disclosure thereof.

         4.1.21.  NO INSOLVENCY.

                  No insolvency proceedings of any character, including without limitation, bankruptcy, receivership, reorganization, composition, or arrangement with creditors, voluntary or involuntary, affecting CBS or any of its Affiliates or any of their assets or properties are, or within three years prior to the date hereof have been, pending or, to the best of the knowledge of CBS and its Affiliates, threatened, and, within three years prior to the date hereof, none of CBS or any of its Affiliates has made an assignment for the benefit of creditors, nor has CBS or any of its Affiliates taken any action with a view to, or which would constitute the basis for, the institution of any such insolvency proceedings.

         4.1.22.  CONDITION OF EQUIPMENT.

                  Except as disclosed on Schedule 4.1.22, the transmission and studio equipment and other equipment (mechanical and electrical) included within the Property is, and will be as of the Closing Date, in good repair and working condition, ordinary wear and tear excepted, and is in material compliance with all current FCC requirements.

         4.1.23.  REAL PROPERTY.

                  Schedule 4.1.23 contains a true and complete list of all real property used in the operation of the Stations, setting forth the nature of the interest, the address, and legal description for each parcel of real property (other than leased real property), and whether such parcel is owned or leased. Except as set forth on Schedule 4.1.23, there are no outstanding options or rights of first refusal to purchase or lease the owned real property or any portion thereof or interest therein, there are no outstanding options or rights of first refusal to sublease the leased real property or any portion thereof or interest therein, and no other parties are in possession of any such real property. The real property identified on Schedule 4.1.23 has vehicular access to a road and is supplied with utilities and other services necessary for the operation of that portion of the operation of the Stations conducted there. No real property other than that listed on Schedule 4.1.23 or listed on such schedule as Excluded Property is used in, held for use in connection with or necessary for the conduct of, the business or operations of the Stations. To the knowledge of CBS and its Affiliates, (i) the improvements of CBS and its Affiliates upon such real property and the current use and operation on such premises by CBS and its Affiliates conform in all material respects to all restrictive covenants, conditions, easements, building, subdivision and similar codes and federal, state and local laws, regulations, rules, orders and ordinances and none of CBS or any of its Affiliates has received any notice of any violation or claimed violation of any such restrictive covenant, condition or easement, or any building, subdivision or similar code, or any federal, state or local law, regulation, rule, order or ordinance which, either individually or in the aggregate, could have a material adverse effect on the assets, business or financial condition of the Stations, provided that any lawfully grandfathered condition shall not be deemed to be a material adverse effect for purposes of this subsection (i); (ii) there is no plan, study or effort by any governmental authority or agency which could reasonably be expected to have a material adverse effect on the Assets or financial condition of the Stations; and (iii) there are no latent defects in the real property that could reasonably be expected to have a material adverse effect on the Assets or financial condition of the Stations. Except as disclosed on Schedule 4.1.23, the improvements of CBS and its Affiliates upon the real property identified on Schedule 4.1.23 are in good operating condition and repair, normal wear and tear excluded. None of CBS or any of its Affiliates has knowledge or received notice (i) of any pending, threatened, or contemplated action to take by eminent domain or otherwise to condemn any portion of the real property or interest therein or (ii) of any levied, threatened or proposed assessments for public improvements with respect to the real property.

         4.1.24.  PAYMENT OF TAXES.

                  CBS and its Affiliates have, and as of the Closing Date, will have, paid and discharged all taxes, assessments, excises and other levies which are due, including but not limited to any such taxes, assessments, excises, and levies which, if due and not paid, would interfere with Entercom's enjoyment or use of the Assets or result in a lien, charge, or encumbrance thereon, excepting such taxes, assessments, and other levies which will not be due until or after the Closing Date, and which are either to be prorated between the parties pursuant to the provisions of Section 8.2 hereof or paid or contested by CBS pursuant to Section 6.1.6.

         4.1.25.  REQUIRED CONSENTS.

                  The only material approvals or consents of persons or entities not a party to this Agreement that are legally or contractually required to be obtained by CBS in connection with the consummation of the transactions contemplated by this Agreement are those that are (i) set forth on Schedules
4.1.5 and 4.1.6 hereto and (ii) those contemplated by Section 5.1.

         4.1.26.  EVIDENCE OF FINANCIAL CAPABILITY OF ENTERCOM.

                  CBS acknowledges that Entercom has delivered to it satisfactory proof of its financial capability to consummate the transactions contemplated hereby.

4.2.     BY ENTERCOM.

                  Entercom hereby represents and warrants that:

         4.2.1.   CORPORATE STANDING.

                  Entercom is a corporation, duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Entercom or one or more Affiliates to which Entercom's rights hereunder are assigned pursuant to Section 11.13 is, or will be at Closing, qualified to do business in the Commonwealth of Massachusetts. Entercom has full power and authority to engage in the business in which it is presently engaged and to make and perform this Agreement according to its terms.

         4.2.2.   AUTHORIZATION OF AGREEMENT; NO BREACH.

                  Entercom has the necessary corporate power and authority, on behalf of itself, to execute, deliver and perform this Agreement, the Time Brokerage Agreement and such other agreements as are necessary to consummate the transactions contemplated hereby, and, subject to the receipt of the consents and approvals required elsewhere herein, this Agreement and the Time Brokerage Agreement constitute the valid and binding obligation of Entercom, enforceable against it in accordance with their terms, except as limited by bankruptcy and insolvency laws and by laws affecting the enforcement of creditors rights generally or equitable principles. Assuming said consents and approvals are obtained, neither such execution, delivery, and performance nor compliance by Entercom with the terms and provisions of this Agreement and the Time Brokerage Agreement will conflict with or result in a breach of any of the terms, conditions, or provisions of the Articles of Incorporation or Bylaws of Entercom, or any judgment, order, injunction, decree, regulation, or ruling of any court or any other governmental authority to which Entercom is subject or any material agreement or contract to which Entercom is a party or to which it is subject, or constitute a material default thereunder.

         4.2.3.   QUALIFICATION.

                  Entercom's Affiliate which will be designated as the assignee of the Authorizations in the Assignment Applications is or upon the filing of the Assignment Applications will be qualified as a licensee of the Federal Communications Commission and is or at the time of filing of the Assignment Applications will be qualified as the assignee of the Authorizations to receive Commission approval of the Assignment Applications. Entercom knows of no facts relating to Entercom or any of its Affiliates that could reasonably be expected to cause Commission approval of the Assignment Application to be denied or materially delayed or which could reasonably be expected to lead to the filing of a material objection to such Applications.

         4.2.4.   LITIGATION AND CLAIMS.

                  Except as disclosed in Schedule 4.2.4 hereto, no litigation, proceeding, or controversy is pending or, to the knowledge of any officer of Entercom, threatened, which might affect the ability of Entercom to perform its obligations hereunder, and there is no basis known to Entercom for any such litigation, proceeding, controversy, or claim. No claim has been made or asserted against Entercom material to this transaction.

                                   ARTICLE V.
                                   CONDITIONS

5.1.     MUTUAL CONDITIONS.

                  Performance of the obligations of the parties with respect to the Stations under this Agreement and the Closing, are and shall be subject to the occurrence and concurrence of the express conditions precedent that (i) the Commission has granted its consent and approval in writing to the assignment to a designated Affiliate of Entercom of the Authorizations issued by the Commission as contemplated hereby without any materially adverse condition and any condition as to the timing of consummation of the transactions contemplated hereby set forth in such consent shall have been satisfied; (ii) the waiting periods (as they may be extended) applicable to the transfer of the Assets under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") shall have expired or been earlier terminated; and (iii) any approval required under the CBS Final Judgment to consummate the transactions contemplated hereby shall have been received.

5.2.     CONDITIONS OF ENTERCOM.

                  Performance of the obligations of Entercom under this Agreement and the Closing of the transactions provided for herein are and shall be subject to the occurrence and concurrence of the express conditions precedent, any of which may be waived by Entercom, that:

         5.2.1. All Required Consents have been obtained from the other parties to the Leases and the Contracts identified on Schedules 4.1.5 and 4.1.6 respectively as "Material Leases (or Contracts)-Consent to Assign Required."

         5.2.2. No order, decree or judgment of any court, agency or other governmental authority shall have been issued based on or arising out of the conduct, action, inaction, qualifications or status of CBS or any of its Affiliates, which would render it unlawful as of the Closing Date to effect the transactions contemplated by this Agreement in accordance with its terms.

5.3.     CONDITIONS OF CBS.

                  Performance of the obligations of CBS under this Agreement and the Closing of the transactions provided for herein are and shall be subject to the occurrence and concurrence of the express conditions precedent, any of which may be waived by CBS, that:

         5.3.1. No order, decree or judgment of any court, agency or other governmental authority shall have been issued based on or arising out of the conduct, action, inaction, qualifications or status of Entercom or any of its Affiliates, which would render it unlawful as of the Closing Date to effect the transactions contemplated by this Agreement in accordance with its terms.

5.4.     EFFECT OF TIME BROKERAGE AGREEMENT ON CLOSING CONDITIONS.

                  To the extent that any party hereto is unable to fulfill any condition to Closing under this Agreement that could have been fulfilled solely but for (i) an action taken by another party either pursuant to this Agreement or the Time Brokerage Agreement or in breach of this Agreement or the Time Brokerage Agreement or (ii) a failure to take any action that another party was obligated to take, or, in the exercise of commercial reasonableness, should have taken, pursuant to this Agreement or the Time Brokerage Agreement, such condition to Closing shall be deemed waived.

                                   ARTICLE VI.
                   COVENANTS AND OPERATIONS PRIOR TO CLOSING.

6.1.     COVENANTS OF CBS.

                  Except as otherwise provided in the Time Brokerage Agreement and in the CBS Final Judgment, during the period from the date of this Agreement to the Closing Date, CBS and/or one or more of its Affiliates shall:

         6.1.1. Conduct the business and operations of the Stations in the Ordinary Course of Business and in accordance with all requirements of law and regulation and, to the extent consistent with the foregoing, in the same manner in which the same have heretofore been conducted with the intent of preserving the ongoing operations and business of the Stations.

         6.1.2. Cooperate with Entercom in connection with its review, analysis, and monitoring of the Assets and the operation of the Stations to the end that an efficient transfer of the Assets may be made at Closing, and the business of the Stations and the operation of the Assets may continue on an uninterrupted basis. In addition to providing information required hereunder or reasonably requested by the other parties hereto, CBS agrees to promptly notify the other parties of any unusual problems or developments of which CBS becomes aware with respect to the Assets or the business of the Stations.

         6.1.3. Consult with Entercom regarding any proposed material changes to the operation of the Stations to insure continued operation of the Stations as they are now operated and cooperate with Entercom to insure a smooth transfer of ownership and continuity of operations at Closing.

         6.1.4. Obtain and deliver to Entercom within 10 days hereof at its expense, and permit Entercom to obtain within 20 days hereof at its expense, Phase I Environmental Assessments of all or any of the Property to be conveyed hereunder and any real property used by the Stations in their operations or for which Entercom could be held responsible under any Environmental Laws. In the event such Phase I Environmental Assessments disclose any conditions contrary to the representations and warranties contained in Section 4.1.19, or any potential that such conditions may exist, then Entercom may conduct or have conducted at its expense additional testing to confirm or negate the existence of any such conditions. If any such Phase I Environmental Assessment or additional testing confirms the existence of any such conditions without reference to matters disclosed on Schedule 4.1.19, CBS will cause the conditions to be remedied as quickly as is reasonably possible to the extent required to comply with applicable Environmental Laws; provided, however, that CBS shall have no obligation for remedial action with respect to PCB-containing electrical components at the WRKO transmitter site or to obtain site closure certification for the underground fuel storage tank removed from the WRKO transmitter site; and provided further that such remedial action(s) does not cost in the aggregate in excess of One Million Dollars ($1,000,000.00) (subject to the last sentence of Section 11.1).

In the event that such remedial action(s) does cost in the aggregate in excess of One Million Dollars ($1,000,000.00) (subject to the last sentence of Section 11.1), CBS may elect not to take such remedial action. In such event, Entercom may require CBS to proceed to Closing and Entercom shall receive a proration at Closing, in the amount of One Million Dollars ($1,000,000.00) (subject to the last sentence of Section 11.1). Alternatively, Entercom may terminate this Agreement and CBS shall have no liability to Entercom as a result of such termination. CBS has furnished to Entercom copies of any environmental reports, title reports, and title insurance policies in its possession previously prepared for any of the Property which CBS has been able to locate through the date hereof, and from the date hereof through Closing, CBS shall forward to Entercom any additional such reports or policies it receives or locates. Notwithstanding any other provision of this Agreement, CBS shall have no further liability to Entercom for any environmental condition to the extent such condition is disclosed on Schedule 4.1.19 or any Phase I Environmental Assessment or other testing conducted pursuant to this Section 6.1.4, except as provided in this Section 6.1.4.

         6.1.5. Obtain within 10 days hereof at its expense and deliver to Entercom, commitments from a reputable title insurance company to issue extended coverage policies of title insurance (ALTA Form 1970 or other form reasonably acceptable to Entercom) with respect to each parcel of real property to be conveyed hereunder, insuring good and marketable title to such real property (the "Title Commitments"). In the event Entercom notifies CBS within 10 business days of receipt of the Title Commitments that the Title Commitments disclose any rights of way, easements, exceptions or other matters which do not constitute Permitted Encumbrances and which materially and adversely interfere with the continued use of such real property as currently used, CBS will cause the conditions to be remedied as quickly as is reasonably possible; provided, however, that such remedial action(s) does not cost in the aggregate in excess of One Million Dollars ($1,000,000.00) (subject to the last sentence of Section 11.1). In the event that such remedial action(s) does cost in the aggregate in excess of One Million Dollars ($1,000,000.00), CBS may elect not to take such remedial action, and, notwithstanding any other provision of this Agreement, CBS shall have no further liability to Entercom for any title defect. In such event, Entercom may require CBS to proceed to Closing and Entercom shall receive a proration at Closing, in the amount of One Million Dollars ($1,000,000.00) (subject to the last sentence of Section 11.1). Alternatively, Entercom may terminate this Agreement and CBS shall have no liability to Entercom as a result of such termination.

         6.1.6. Cooperate with Entercom, with respect to the Stations, in its efforts to employ after the Closing, or TBA Commencement Date, as the case may be, any of the current employees of CBS and its Affiliates who are employed at the Stations (the "Station Employees"), including without limitation, allowing Entercom to meet privately with the Station Employees, other than Non-Continuing Employees (as defined in Section 6.5). CBS and its Affiliates will not interfere with or attempt to undermine in any way the efforts of Entercom to employ such employees.

         6.1.7. Pay and discharge when due all taxes due after Closing accrued or accruing with respect to periods ending on or before the Closing Date, to the extent such taxes could reasonably be expected to result in a lien or otherwise interfere with the use or enjoyment of the Assets; provided, that any such tax may be contested by CBS in good faith by appropriate proceedings; provided further that CBS shall pay any such taxes found to be due and owing upon completion of such proceedings.

         6.1.8. Prosecute any renewal application filed by it with the Commission with respect to any of the Stations that are the subject of this Agreement; (ii) diligently defend against any petition to deny or other filing seeking denial of such application or against any matter raised sua sponte by the Commission, and (iii) diligently defend against any petition for reconsideration, application for review, or other post-grant objection to such renewal application, in each case with respect to events occurring or accruing prior to the Closing Date, during the period when the Station in question was owned by CBS or any of its Affiliates.

         6.1.9. Use its reasonable best efforts to determine in cooperation with Entercom whether any of the assets listed on Schedule 4.1.4 as pertaining to WBMX(FM) are used or intended for use primarily in the operation of any or all of the Stations. Upon determining that any such assets are so used or so intended for use, such assets will become part of the Property to be conveyed hereunder.

6.2.     NEGATIVE COVENANTS OF CBS.

                  Unless Entercom has given its consent in writing, which consent shall not be unreasonably withheld, CBS and it Affiliates shall not, directly or indirectly, during the period from the date hereof to the Closing
Date:

         6.2.1. Except as specifically provided in this Agreement, cancel, amend, modify adversely, assign, encumber, or in any way discharge or terminate any of the Leases or Contracts other than in the Ordinary Course of Business (provided, however, that CBS shall notify Entercom in writing of any such actions involving a contract that would need to be identified on Schedule 4.1.6).

         6.2.2. By any act or omission, surrender, modify adversely, forfeit, or fail to renew on regular terms any Authorizations for the Stations or take or omit any action which might result in the Commission instituting any proceedings for the revocation, suspension or modification of any such Authorizations.

         6.2.3. Except in the Ordinary Course of Business, sell or dispose of any of the Assets; provided that any Assets so disposed of in the Ordinary Course of Business (other than Assets that are obsolete, worn beyond repair, or otherwise not suitable for use in any of the Stations and that are not in use) are replaced with assets of comparable or better functionality

         6.2.4. Suffer or permit the creation of any mortgage, conditional sale agreement, security interest, lease, lien, hypothecation, pledge, encumbrance, restriction, liability, charge, claim, or imperfection of title on or with respect to any of the Assets other than Permitted Encumbrances and those identified on Schedule 4.1.8 hereto;

         6.2.5. Enter into, renew, or modify any Contract relating to the Stations with an individual value of over Fifty Thousand Dollars ($50,000.00) or in the aggregate over Two Hundred and Fifty Thousand Dollars ($250,000.00); other than for Time Sales Agreements, Trade Agreements or Barter Agreements, provided, however, that this restriction shall not apply to renewal or modification of any collective bargaining agreement governing employees at any of the Stations, to the extent that such action would constitute a breach of the terms of such agreement or a violation of applicable law. The amounts set forth in the preceding sentence shall have no bearing on any determination as to what constitutes "material" for purposes of this Agreement.

         6.2.6. Fail to take any reasonable actions necessary to maintain the Stations' continuous broadcast operations from their respective main antennae.

         6.2.7. Fail to take any reasonable actions necessary to avoid the happening of or to cure the existence of any material damage to or impairment of any of the Assets.

         6.2.8. Fail to operate the Stations in conformity in all material respects with all of the applicable requirements of law and regulation.

         6.2.9. Take any action which is materially inconsistent with its obligations under this Agreement, or that could hinder or delay the consummation of the transactions contemplated hereby.

Any notification or consent given under this Article VI will not mitigate, detract from, or otherwise affect the representations, warranties, or obligations under this Agreement and the consequences of the other party's acting on any such notification or consent will be solely such other party's responsibility, except to the extent inherent in the nature of any notification or consent, or otherwise set forth in the terms thereof.

6.3.     NO CONTROL.

                  Nothing contained in this Agreement or in the Time Brokerage Agreement shall give Entercom any right to control the operations of the Stations prior to the Closing Date.

6.4.     NO SOLICITATION OR HIRE OF EMPLOYEES AND PROGRAMMING.

                  During the period beginning the date of this Agreement and ending the earlier of eighteen (18) months after the Closing Date or, as to any particular Station, upon consummation of any transaction requiring the prior consent of the Commission on FCC Form 314 or 315, CBS shall be prohibited from: (i) soliciting or hiring any Transferred Employee (as defined in Section 6.5); provided, however, that this prohibition shall not apply to any Transferred Employee hired by Entercom and subsequently terminated by Entercom without cause; (ii) contracting for, negotiating for, or soliciting any of the rights relating to the programming content on or promotional materials related to the Stations listed on Schedule 6.4.

6.5.     COVENANTS OF ENTERCOM.

         6.5.1. Prior to the earlier of the TBA Commencement Date or the Closing Date, Entercom or its designated Affiliate shall offer employment commencing on the earlier of the TBA Commencement Date or the Closing Date to each of the employees employed by CBS or its Affiliates at the Stations on such date (the "Station Employees"), other than those employees specified on Schedule 6.5 (the "Non-Continuing Employees"). The Station Employees accepting such offers shall be referred to as the "Transferred Employees." "Station Employees" shall also include any employee of the Station who is on a short-term disability or other authorized temporary leave from employment by CBS not in excess of 6 months, and Entercom or its designated Affiliate shall offer employment to such person at such time the person is capable and ready to return to active status, provided that such person actually returns to active status within such six (6) month period. Except for any Transferred Employees whose employment contracts are assumed by Entercom under the terms hereof, the terms and conditions of Entercom's employment of the Transferred Employees shall be at-will employment in at least the same positions, for at least the same direct cash compensation, with medical insurance effective as of the earlier of the TBA Commencement Date or the Closing Date and including coverage for any preexisting health conditions that would have been covered by the health plan in which the employee was a participant immediately prior to the earlier of the TBA Commencement Date or the Closing Date and give effect, in determining any periodic deductible and maximum out-of-pocket limitations, to claims incurred and paid by, and amounts reimbursed to, such Transferred Employees prior to the earlier of the TBA Commencement Date or the Closing Date. For purposes of determining the amount of any entitlement of any Transferred Employee under Entercom's benefit and vacation plans, Entercom will take into account and credit such Transferred Employee under Entercom's benefit and vacation plans with the credit for service the Transferred Employee received from CBS immediately prior to the earlier of the TBA Commencement Date or the Closing Date. With respect to any welfare benefit plan (as defined in Section 3(1) of ERISA) of Entercom for the benefit of Transferred Employees, Entercom shall cause all Transferred Employees who actively participated in similar plans of CBS to become a participant in such welfare benefit plan of Entercom as of the earlier of the TBA Commencement Date or the Closing Date. No provisions of this Agreement shall create any third party beneficiary rights of any employee or former employee (including any beneficiary or dependent thereof) of CBS in respect of continued employment (or resumed employment) with CBS or Entercom or in respect of any other matter.

         6.5.2. Without the prior written consent of CBS, which shall not be withheld unreasonably, from and after the date hereof, neither Entercom nor any of its Affiliates shall take any action inconsistent with its obligations under this Agreement, or that could hinder or delay the consummation of the transactions contemplated hereby.

6.6.     REAL PROPERTY SURVEYS.

         6.6.2. Within 30 days of the date hereof, Entercom may procure, at its expense, with respect to each parcel of real property owned by CBS and used in connection with the operation of the Stations, a current survey of each such parcel of real property, prepared by a licensed surveyor, and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, transmitting towers, tower guy anchors and other matters customarily shown on such surveys, and showing vehicular access affirmatively to public streets and roads (the "Survey").

         6.6.3. Within 10 business days of receipt of the Surveys, Entercom shall give CBS copies of the Surveys and notice of any exceptions to matters revealed by the Survey that would materially and adversely affect the Stations as currently operated (the "Objectionable Exceptions"). If Entercom fails to give such notice in a timely manner, Entercom shall be deemed to have accepted matters revealed by the Surveys other than the Objectionable Exceptions expressly set forth in the notice.

         6.6.4. CBS shall cure or remove any Objectionable Exception within 30 days from the date of Entercom's notice; provided, however, that if CBS reasonably determines that the cost of removing such Objectionable Exception would exceed One Million Dollars ($1,000,000.00) (subject to the last sentence of Section 11.1) or that CBS through the expenditure of up to One Million Dollars ($1,000,000.00) (subject to the last sentence of Section 11.1) will be unable to cure or remove an Objectionable Exception within such 30-day period, then CBS shall notify Entercom within 3 business days after such determination, whereupon Entercom shall have the right, exercisable by written notice given to CBS within 3 business days after receipt of CBS's notice, to elect (i) to agree to accept the real property covered by such Survey, subject to such of the Objectionable Exceptions, together with a payment of such sum as is necessary to remove the Objectionable Exception not to exceed One Million Dollars ($1,000,000.00) (subject to the last sentence of Section 11.1) or (ii) to terminate this Agreement. If Entercom fails to elect option (i) or (ii) above, then Entercom shall be deemed to have elected option (i).

                                  ARTICLE VII.
                            ACTIONS PRIOR TO CLOSING.

7.1.     APPLICATION TO COMMISSION.

                  The parties hereby bind themselves to use their best efforts, and to cooperate with each other, in seeking the consent and approval of the Commission to the assignment of all Authorizations heretofore granted and issued in connection with the Stations as herein provided; diligently and promptly to prepare, sign, and file with the Commission within five (5) business days from the date of this Agreement any and all applications requisite or desirable to procure such consents and approvals (the "Assignment Applications"); and diligently and promptly to prepare and submit to the Commission all information, data, exhibits, amendments, resolutions, statements, and other material necessary or proper in connection with the Assignment Applications; and diligently to pursue the grant of a Final Order approving such Assignment Applications.

7.2.     COMPLIANCE WITH CBS FINAL JUDGMENT.

                  Entercom acknowledges that CBS has provided it with a copy of the CBS Final Judgment. Within two (2) business days of the date of this Agreement, CBS shall comply with the notification provisions of Section VII of the CBS Final Judgment, and both parties shall thereafter comply in all material respects with all requests for additional information by the DOJ under the CBS Final Judgment. The parties will attempt in good faith to persuade the DOJ to provide written notice of no objection to this Agreement. If the DOJ does not provide written notice of no objection under the CBS Final Judgment, then CBS may, but shall be under no obligation to, seek the Court's approval of this Agreement pursuant to Section VII of the CBS Final Judgment. If CBS decides not to seek Court approval, or if DOJ has not provided written notice of no objection or the Court's approval has not been obtained by the Upset Date (as defined in Section 9.1.1.), then either party shall be permitted to terminate this Agreement as provided in Section 9.1.

7.3.     HART-SCOTT-RODINO NOTIFICATION.

                  As promptly as practicable and no later than ten (10) days after the date hereof, the parties hereto shall take all steps reasonably necessary to file and shall participate in the filing of all requisite documents and notifications required to be filed pursuant to the HSR Act. All filing fees in connection with such notifications shall be paid by one-third by CBS and two-thirds by Entercom. The parties agree to diligently take and fully cooperate in the taking of all necessary and proper steps, and provide any additional information reasonably requested in order to obtain promptly the early termination of the waiting period under the HSR Act.

7.4.     INSPECTION.

                  During the period from the date of this Agreement to the Closing Date, CBS shall, upon reasonable request, afford, or cause to be afforded, engineers, attorneys, accountants, and other consultants and/or representatives of Entercom free access in a reasonable manner during normal business hours to the employees, offices, studios, transmitter sites, equipment, records, and other documents pertaining to the Stations and furnish or cause to be furnished Entercom with all information concerning the Stations' affairs as Entercom may reasonably request, including but not limited to applications and other documents filed with the Commission. For purposes of the foregoing, records shall include, without limitation, any sales, research, consulting, and ratings reports relating to the Stations.

7.5.     CONFIDENTIALITY.

                  Each party hereby covenants and agrees that in the event the transactions contemplated by this Agreement are not consummated for any reason whatsoever, they will, upon request, return to the other party within ten (10) days from the date of such request, all versions, including copies, of all information furnished to that party by another party hereto or its representatives or Affiliates, regardless of whether the same is marked "confidential" or "proprietary," together with any and all notes, memoranda, analyses, compilations, studies, or other documents (whether in hard copy or electronic media) prepared by the receiving party, its directors, officers, partners, employees, agents, or other representatives (including advisors, attorneys, accountants, financial advisors, and potential financing sources) which contain or otherwise reflect such information (the "Confidential Information"). Each party hereby covenants and agrees to use reasonable efforts to hold all Confidential Information in confidence and not to disclose, or cause any representative, agent, or employee to disclose to any third party any portion of the Confidential Information except as may be required by law or judicial process, and not to use any portion of the Confidential Information for its own benefit without the written consent of the providing party. Should a party receive a request or be required by applicable law to disclose to a court or other tribunal all or any part of the Confidential Information received from another party hereto, CBS and Entercom confirm that each will adhere to the terms and conditions set forth in paragraph 5 of the Confidentiality Agreement, dated June 9, 1998, between CBS and Entercom. Nothing shall be deemed to be Confidential Information that: (a) is or becomes generally available to the public other than as a result of a disclosure by the receiving party or its representatives; or (b) is or becomes available to the receiving party on a non-confidential basis from a source rightfully in possession of the information and which is under no legal, contractual or fiduciary obligation to keep it confidential.

                                  ARTICLE VIII.
                                     CLOSING

8.1.     CLOSING.

                  Unless otherwise agreed by the parties, the Closing shall take place at the offices of Latham & Watkins, 1001 Pennsylvania Avenue, N.W., Suite 1300, Washington, D.C. 20004 at 10:00 a.m., on the Closing Date, which shall be the date five business days after the satisfaction of the conditions to Closing set forth in Section 5.1, Section 5.2.2 and Section 5.3.1 hereof.

8.2.     PRORATIONS.

                  Within ninety (90) days after Closing, an accounting for each Station shall be made as follows:

         8.2.1. All prepaid income, prepaid expenses, prepayments on any Contracts and Leases assumed, accrued income, property taxes, and accrued expenses, including without limitation any accrued expenses for Transferred Employees (such as accrued vacation time) assumed by Entercom up to the Adjustment Time shall, except as otherwise expressly provided herein or in the Time Brokerage Agreement, be adjusted and allocated between CBS and Entercom to reflect the principle that all expenses and income arising from the operation of the Station up through the Adjustment Time shall be for the account of CBS, and all expenses and income arising from the operation of the Station or portion thereof acquired by Entercom after the Adjustment Time shall be for the account of Entercom. Trade and Barter Agreements shall be subject to adjustment or proration only to the extent provided in Section 4.1.18. Any appropriate proration required to be made (i) pursuant to Leases referred to in Section 4.1.5, (ii) pursuant to Contracts referred to in Section 4.1.6, (iii) pursuant to Section 6.1.4, and (iv) pursuant to Section 4.1.18 shall also be reflected in such accounting. Any amount not paid when due shall bear interest at the rate of ten percent (10%) per annum.

         8.2.2. As soon as practicable following the Closing Date, and in any event within ninety (90) days thereafter, or at such other time as the parties agree, Entercom shall deliver to CBS Entercom's certificate, setting forth as of the Adjustment Time, all adjustments to be made as provided in Section 8.2.1 above as to each Station. Entercom shall provide CBS or its representatives access to copies of such portions of books and records CBS may reasonably request solely for purposes of verifying such adjustments. Entercom's certificate shall be final and conclusive unless objected to by CBS in writing within thirty (30) days after delivery. Entercom and CBS shall attempt jointly to reach agreement as to the amount of the adjustments to be made hereunder within sixty (60) days after receipt of such written objection, which agreement, if achieved, shall be binding upon all parties to this Agreement and not subject to dispute or review.

         8.2.3. In the event of a disagreement between Entercom and CBS with respect to the accounting to be made hereunder, the parties agree that a public accounting firm chosen jointly by Entercom and CBS shall be the final arbiter of such disagreement.

         8.2.4. Any amounts due for the adjustments provided for herein shall be paid within ten (10) business days after final determination.

8.3.     CLOSING DELIVERIES TO ENTERCOM.

                  At or before the Closing, CBS shall deliver or cause to be delivered to Entercom the following items and documents in form reasonably satisfactory to counsel for Entercom and properly executed, unless Entercom shall waive in whole or in part in writing such delivery and then only to the extent of such waiver:

         8.3.1. CBS shall pay to Entercom or its designee by wire transfer of immediately available funds the CBS Contract Reimbursement.

         8.3.2. CBS shall deliver to Entercom such Bills of Sale and assignments and other instruments of transfer and conveyance, transferring to Entercom the Property to be sold, transferred or assigned hereunder and the rights and interests under the Leases and Contracts being assigned to Entercom hereunder, to the extent such rights and interests under such leases and contracts have not previously been assigned to and assumed by Entercom under the Time Brokerage Agreement.

         8.3.3. CBS shall deliver to Entercom one or more Special Warranty Deeds in recordable form transferring to Entercom a fee simple interest in each parcel of owned real property being conveyed to Entercom hereunder.

         8.3.4. CBS shall deliver to Entercom an assignment of all right, title and interest of CBS in and to the Authorizations.

         8.3.5. CBS shall deliver to Entercom all keys to and actual possession of all of the Assets, in the same condition as the same now are, except for ordinary wear and tear thereof and except as permitted under the Agreement.

         8.3.6. CBS shall deliver to Entercom certified copies of resolutions of the Board of Directors of each CBS entity, duly authorizing the execution, delivery, and performance of this Agreement and all documents to be executed and delivered by CBS at the Closing, and thereafter.

         8.3.7. CBS shall deliver to Entercom certificates signed by an authorized officer to the effect (a) that no act or omission of CBS or any of its Affiliates, or state of facts contrary to the agreements, representations, and warranties of such party contained herein has been taken or has occurred and that said representations and warranties of such party, to the extent they do not speak as of a specific time, are true and correct as of the Closing Date, with the same effect as if made as of the time of Closing, except to the extent otherwise permitted hereunder or to the extent such act, omission, state of facts, untruth or inaccuracy would not have a material adverse effect on Entercom's continued operation of the Stations as currently operated and (b) that all covenants and agreements contained herein of CBS have been complied with in all material respects.

         8.3.8. CBS shall deliver to Entercom the Required Consents relating to the Leases and Contracts, to the extent not previously delivered under the Time Brokerage Agreement.

         8.3.9. CBS shall deliver to Entercom evidence of the release of all liens and encumbrances on the Assets to be released at Closing.

         8.3.10. CBS shall deliver to Entercom one or more opinions of counsel to CBS, dated he Closing Date, in form and substance reasonably satisfactory to Entercom.

8.4.     CLOSING DELIVERIES TO CBS.

                  At or before the Closing, Entercom or an Affiliate of Entercom, as appropriate, shall deliver to CBS or cause to be delivered the following items and documents in form reasonably satisfactory to counsel for CBS and properly executed, unless CBS shall waive in whole or in part in writing such delivery and then only to the extent of such waiver:

         8.4.1. Entercom shall pay to CBS the Purchase Price by wire transfer of immediately available funds.

         8.4.2. Entercom shall deliver to CBS certified copies of resolutions of the Board of Directors of Entercom duly authorizing the execution, delivery, and performance of this Agreement and all documents to be executed and delivered by Entercom at the Closing, and thereafter.

         8.4.3. Entercom shall deliver to CBS certificates signed by an authorized officer to the effect that no act or omission of Entercom or state of facts contrary to the agreements, representations, and warranties of Entercom contained herein has been taken or has occurred and that said representations and warranties of Entercom to the extent they do not speak as of a specific time are true and correct as of the Closing Date, with the same effect as if made as of the time of Closing, and that all covenants and agreements contained herein of Entercom have been complied with.

         8.4.4. Entercom shall deliver to CBS one or more agreements whereby Entercom assumes and agrees to pay when due any liabilities of CBS relating to the Stations specifically assumed by Entercom hereunder, including without limitation those liabilities accruing after the

Adjustment Time with respect to those Leases and Contracts being assumed by Entercom hereunder, to the extent such rights and interests under such liabilities have not previously been and assumed by Entercom under the Time Brokerage Agreement.

         8.4.5. Entercom shall deliver to CBS one or more opinions of counsel to Entercom dated the Closing Date, in form and substance reasonably satisfactory to CBS.

8.5.     COVENANTS OF FURTHER ASSURANCES; AVAILABILITY OF RECORDS.

                  At and after the time of Closing, upon request, each party shall take such action and deliver to the other party such further instruments of assignment, conveyance, or transfer or other documents of further assurance as may be reasonably necessary to evidence the full and effective transfer, conveyance, and assignment of the Assets and possession thereof to the respective parties, their successors and assigns, and to assure complete performance of this Agreement in all respects. After the Closing, for a period of three (3) years, upon request, CBS shall provide Entercom copies of or access to records relating to the Stations that are needed by Entercom for accounting, tax, or other purposes.

8.6.     RISK OF LOSS; DAMAGE TO PROPERTY.

                  The risk of loss or damage from fire, theft, storm or other act beyond the control of CBS to any of the Assets prior to Closing, shall be upon CBS. If, at the time of Closing, the tangible property to be sold hereunder shall have suffered such loss or damage to an extent that affects the value thereof and CBS shall not have repaired, replaced, or restored same with property of like kind, quality, and value, Entercom shall complete the purchase and Closing, in which event it shall be entitled to a payment equal to the greater of (a) the amount necessary to repair, replace, or restore such damaged property with property of like kind, quality, and value or (b) the amount of any and all insurance proceeds available to CBS, if any, collectible by reason of such loss or damage.

8.7.     TAXES ON TRANSACTION.

                  All sales, purchase, transfer, use, or documentary taxes, if any, payable by reason of this Agreement or any of the transactions contemplated hereby or the sale, transfer, or delivery of any of the Assets hereunder, whether or not imposed on a particular party, shall be paid and borne equally by CBS or Entercom, either by payment thereof or by reimbursement to the other party.

                                   ARTICLE IX.
                    TERMINATION, DEFAULT AND INDEMNIFICATION

9.1.     TERMINATION.

                  This Agreement may be terminated by a party hereto not then in default hereunder upon written notice to the other parties upon occurrence of any of the following: (i) the Closing has not occurred by the date that is one year after the date of this Agreement (the "Upset Date"); (ii) the Commission denies by Final Order or designates for hearing any of the Assignment Applications or any portion thereof; (iii) by either party as provided in
Section 7.2; or (iv) any of the conditions set forth in Article V of this Agreement are not waived by such party and such conditions shall not have been satisfied on or before the Upset Date, or shall have become incapable of satisfaction. This Agreement may be terminated by Entercom as provided in
Section 6.1.4, Section 6.1.5 and Section 6.6.3, provided Entercom is not then in default hereunder.

9.2.     EFFECT OF TERMINATION.

                  The termination of this Agreement under Section 9.1 shall not relieve any party of any liability for breach of this Agreement prior to the date of termination.

9.3.     REMEDIES.

                  CBS recognizes that, in the event of a Default by CBS, monetary damages alone will not be adequate. Therefore, in the event of a Default by CBS, unless Entercom is in Default, Entercom shall be entitled, in addition to indemnification pursuant to Section 9.4, to obtain specific performance of the terms of this Agreement. In any action to enforce specifically the performance of this Agreement under this Section 9.3, CBS shall waive the defense that there is another adequate remedy at law or equity and agrees that Entercom shall have the right to obtain specific performance of CBS's obligations under the terms of this Agreement without being required to prove actual damages, post bond, or furnish other security.

9.4.     INDEMNIFICATION.

         9.4.1.   BY CBS.

                  CBS shall indemnify, defend, and hold Entercom and its officers, directors, partners, employees, and Affiliates harmless from, against, and with respect to any and all loss, damage, claim, obligation, assessment, cost, liability, and expense (including, without limitation, reasonable attorneys' fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand) of any kind or character (a "Loss") (including without limitation the loss of any of the Authorizations resulting from any failure by the Commission to renew such Authorizations as a result of events occurring prior to the Closing Date) incurred, suffered, sustained, or required to be paid by any of them and resulting from, related to or arising out of:

                  (a) any breach of any of the covenants, representations or warranties made by CBS in or pursuant to this Agreement, or in any agreement, document, or instrument executed and delivered pursuant hereto;

                  (b) any failure by CBS to perform or observe, or to have performed or observed, in full, any covenant, agreement, or condition to be performed or observed by it pursuant to this Agreement or in any agreement, document, or instrument executed and delivered by or on behalf of it pursuant hereto;

                  (c) any and all obligations of CBS, except for obligations assumed or required to be assumed by Entercom under the terms of this Agreement or in the Time Brokerage Agreement;

                  (d) the operation or ownership of the Assets prior to the Adjustment Time by CBS and its Affiliates, except for obligations and liabilities assumed by Entercom under the Time Brokerage Agreement; or

                  (e) Closing by Entercom and/or any of its Affiliates prior to the grants of the Assignment Applications becoming Final Orders, if the failure of the grants of the Assignment Applications to become Final Orders is attributable to any issue raised regarding CBS or any of its Affiliates.

         9.4.2.   BY ENTERCOM.

                      Entercom shall indemnify, defend, and hold CBS and its officers, directors, partners, employees, and Affiliates harmless from, against and with respect to any and all items of Loss incurred, suffered, sustained, or required to be paid by any of them and resulting from, related to or arising out of:

                  (a) any breach of any of the covenants, representations, or warranties made by Entercom in or pursuant to this Agreement, or in any agreement, document, or instrument executed and delivered pursuant hereto;

                  (b) any failure by Entercom to perform or observe, or to have performed or observed, in full, any covenant, agreement, or condition to be performed or observed by it pursuant to this Agreement or in any agreement, document, or instrument executed and delivered by or on behalf of it pursuant hereto;

                  (c) Entercom's operation or ownership of the Assets after the Adjustment Time; or

                  (d) any obligations under any Contracts or Leases assumed by Entercom under Section 3.1 hereof. For purposes of Section 9.4.2(b), Entercom acknowledges that if it wrongfully fails to close the transactions contemplated hereby, CBS may not be able to dispose of the Stations in a transaction qualifying under Section 1031 of the Code, and that Entercom shall indemnify and hold harmless CBS for damages sustained by CBS if CBS disposes of the Stations within one year from the date Closing should have occurred and CBS is unable to do so in a manner that qualifies for tax-deferred treatment under Section 1031 of the Code.

         9.4.3.   NOTICE AND PROCEDURE IN CONNECTION WITH THIRD PARTY
CLAIMS.

                  If any party has a claim for indemnification hereunder (such party, an "Indemnitee") arising out of any claim or liability which is asserted or threatened against it, or any action, suit or proceeding is commenced by any third party against any Indemnitee which might result in any indemnification obligations hereunder on behalf of any other party (such other party, an "Indemnitor"), such Indemnitee shall, within twenty (20) business days from the receipt of same, give written notice thereof to each such Indemnitor together with a brief statement of the basis of the claim and a copy of any complaint or other documents relating to such claim, provided, however, that failure to give such notice within such twenty (20) business day period shall not affect the liability of Indemnitor hereunder unless the failure to give such notice within such period materially and adversely affects Indemnitor's ability to defend against the claim giving rise to Indemnitee's claim for indemnification or to cure the default giving rise to such claim. Within twenty (20) days from receipt of such notice, the Indemnitor shall give the Indemnitee written notice as to whether the Indemnitor elects to contest any such claim or liability; provided, however, that during the interim, the Indemnitee shall be entitled to take reasonable action (which shall not include settlement) with respect to such claim which it deems necessary to protect against further damage or default with respect thereto. If an Indemnitor elects to contest any such claim or liability, it shall be at the cost and expense of the Indemnitor and using professionals chosen by the Indemnitor. The Indemnitee may participate in the defense of any claim or liability that an Indemnitor has elected to contest, but such participation shall be at its own expense. If the Indemnitor does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Indemnitee with respect to such claim, including any settlement, subject to the Indemnitor's right to contest the underlying obligation to indemnify the Indemnitee.

         9.4.4.   EXCLUSIVITY.

                  Except as provided in Section 9.1 concerning termination of this Agreement and Section 9.3 concerning the rights of Entercom to specific performance, subsequent to Closing the right to indemnification hereunder shall be the exclusive remedy for all claims of damages of any party in connection with any breach by any other party of its representations, warranties, or covenants. Subsequent to Closing, the parties hereto agree that no party will be entitled to consequential or punitive damages as a result of a breach hereof by any party hereto.


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
         9.4.5.   LIMITATIONS.

                  Except as otherwise provided in this Article IX, any claim asserted for damages or indemnification hereunder must be submitted to the Indemnitor in writing within the time periods set forth in Section 11.3 of this Agreement and any such claim not so asserted shall be waived and barred. No party shall be entitled to indemnification hereunder unless the aggregate amount of its claims for indemnification exceeds One Hundred Thousand Dollars ($100,000.00) per Station, in which event such party shall be indemnified for the entire amount owed. This amount shall have no bearing on any determination as to what constitutes "material" for purposes of this Agreement. No party shall be entitled to indemnification hereunder for amount in the aggregate greater than the Purchase Price.

                                   ARTICLE X.
               INTENTIONS OF THE PARTIES AS TO FORM OF TRANSACTION

10.1.    CBS' INTENTION.

                  CBS may elect to transfer and convey the Assets to Entercom in such a fashion as would permit CBS to effect a deferred like-kind exchange of the Assets for other like-kind assets to be acquired by CBS after the Closing with Purchase Price. If CBS so elects, it shall give written notice to Entercom of its intention to effect such a deferred like-kind exchange, and thereafter may at any time at or prior to Closing assign its rights under this Agreement to a "qualified intermediary" as defined in Treas. Reg. Section 1.1031(k)-1(g)(4), subject to all of Entercom's rights and obligations hereunder, and shall promptly provide written notice of such assignment to all parties hereto. In the event CBS assigns its rights hereunder to a "qualified intermediary," Entercom shall acknowledge in writing the notification by CBS of the assignment to the "qualified intermediary" of its rights hereunder, and Entercom shall pay the Purchase Price to the "qualified intermediary" at Closing rather than to CBS, which payment shall discharge the obligation of Entercom to make payment for the Assets hereunder.

10.2.    ENTERCOM'S INTENTION.

                  CBS acknowledges that Entercom is purchasing the Assets for cash and that Entercom does not intend its acquisition of the Assets to be part of a like-kind exchange by Entercom. Accordingly, without limiting Entercom's obligation to perform for the benefit of CBS as specifically set forth in
Section 10.1, Entercom shall not be obligated to take any other action at the request of CBS or the "qualified intermediary" at Closing or otherwise that would be inconsistent with Entercom's intention to effect a purchase of the Assets for cash.

10.3.    INDEPENDENT TRANSACTIONS.

                  The parties acknowledge and agree that the transactions contemplated by this Agreement are not contractually interdependent or otherwise mutually dependent in any way on


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
or with the transactions contemplated by either the Tampa Agreement or the Boston II Agreement. The parties further acknowledge that neither the Closing nor any of the rights or obligations of the parties set forth herein are dependent or conditional on the closing or failure to close the transactions contemplated by either the Tampa Agreement or the Boston II Agreement, and that neither the closing of the Tampa Agreement or the Boston II Agreement nor any of the rights or obligations of the parties to such agreements are dependent or conditional on the occurrence of the Closing or the failure of occurrence of the Closing.

                                   ARTICLE XI.
                               GENERAL PROVISIONS

11.1.    EXPENSES OF THE PARTIES.

                  Except as otherwise specifically provided herein, all expenses involved in the preparation, authorization, and consummation of this Agreement including, without limitation, all fees and expenses of agents, representatives, counsel, and accountants in connection therewith and in connection with applications to the Commission hereunder, shall be borne solely by the party who shall have incurred the same, and the other party shall have no liability in respect thereof. The foregoing notwithstanding, the parties agree that any filing fees of the Commission relating to the filing of the Assignment Applications shall be divided equally between CBS and Entercom. The parties agree that the Required Cure Expense shall not exceed One Million Dollars ($1,000,000.00).

11.2.    BROKERS.

                  Each party hereto represents and warrants to the other parties hereto that it has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents commissions or other like payment in connection with this Agreement or the transactions contemplated hereby for which the other parties will have any liability, and each party hereto agrees to indemnify and hold the other parties hereto harmless against and in respect of any such obligation or liability based in any way on any agreement, arrangement, or understanding claimed to have been made by such party with any third party.

11.3.    SURVIVAL OF COVENANTS, REPRESENTATIONS, AND WARRANTIES.

                  The provisions hereof which by their terms are to be performed and observed after the Closing Date, and the several representations, warranties, indemnities, and agreements of the parties herein contained, shall survive the Closing Date hereunder for a period of eighteen (18) months and shall remain effective and unaltered or unimpaired for such period by any investigation that may have been or may be made at any time prior to Closing by or on behalf of any party, except that the representations concerning title, ERISA, environmental matters, and taxes contained in Sections 4.1.8, 4.1.15,
4.1.19 (other than as provided in Section 6.1.4), and 4.1.24 shall survive until ninety (90) days after the expiration of the applicable statutes of limitation, and the provisions of Sections 2.2 and Article X shall survive the Closing without limitation.

11.4.    CONFIDENTIALITY.

                  Each party agrees, except as otherwise required by law or the rules of the New York Stock Exchange (the "NYSE"), until such time as this Agreement is made public by filing with the Commission, that it will not disclose to any third party the fact of or content of this agreement or the possible exchange of the radio stations involved without the express prior consent of the other parties. Should a party be required to disclose information regarding the agreement prior to filing with the Commission because of a requirement of law or a rule of the NYSE, it will advise the other parties with reasonable advance notice in writing prior to disclosure.

11.5.    AMENDMENT AND WAIVER.

                  This Agreement cannot be changed or terminated orally. Any amendment or modification hereof must be in writing signed by the party against whom enforcement is sought. No waiver of compliance with any provision or condition hereof, and no consent provided for herein, shall be effective unless evidenced by an instrument in writing duly executed by the party sought to be charged with such waiver or consent.

11.6.    EFFECT OF THIS AGREEMENT.

                  This Agreement and the Time Brokerage Agreement set forth the entire understanding of the parties and supersedes any and all prior written or oral agreements, arrangements, or understandings relating to the subject matter hereof. No representation, promise or inducement has been made by either party which is not embodied in this Agreement, and neither party shall be bound by, or be liable for, any alleged representation, promise, inducement, or statement of intention not embodied herein unless same shall have been made subsequent hereto, shall be in writing, and shall be signed by the party to be charged therewith. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

11.7.    TERMS GENERALLY.

                  (a) Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires; (b) the terms "hereof," "herein," and "herewith" or words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all Schedules hereto) and not to any particular provision of this Agreement, and Article, Section, Paragraph, and Schedule references are to be Articles, Sections, Paragraphs, and Schedules to this Agreement unless otherwise specified; and (c) the word "or" shall not be exclusive, except where the context otherwise requires.

11.8.    HEADINGS.

                  The article or section headings of this Agreement are for convenience of reference only and do not form a part of and do not in any way modify, interpret, or construe the intention of the parties.

11.9.    COUNTERPARTS.

                  This Agreement may be executed in one or more counterparts and all such counterparts shall be construed as one and the same instrument. Executed documents transmitted by telecopier shall be valid and binding.

11.10.   GOVERNING LAW; JURISDICTION.

                  The construction and performance of this Agreement shall be governed by the laws of the State of New York without reference to its conflict of law rules. The parties hereto expressly waive and agree to waive any right to a jury trial in any controversy or claim arising out of or relating to this Agreement.

11.11.   BULK SALES LAWS.

                  Entercom and its Affiliates waive compliance by CBS and its Affiliates with the provisions of the "bulk sales" or similar laws of any state. CBS agrees to indemnify Entercom and its Affiliates and hold them harmless from any and all loss, cost, damages, and expenses (including but not limited to reasonable attorney's fees) sustained by the indemnified parties as a result of any failure of the indemnifying party to comply with any "bulk sales" or similar laws.

11.12.   ASSIGNMENT.

                  This Agreement and the rights and obligations hereunder may not be assigned by any party hereto without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld; provided however, that (x) Entercom may make a collateral assignment of their rights hereunder for the benefit of their senior lenders and (y) any party may assign all or any part of this Agreement or the rights and obligations hereunder to an Affiliate, provided that such assignment shall not relieve such party of its obligations hereunder.

11.13.   NOTICES.

                  Any notice, report, demand, waiver, or consent required or permitted hereunder shall be in writing and shall be given by hand delivery, by prepaid registered or certified mail, with return receipt requested, by an established national overnight courier providing proof of delivery for next business day delivery or by telecopy addressed as follows:

If to CBS:                  CBS Radio
                            40 West 57th Street
                            14th Floor
                            New York, NY  10019
                            Attention:  Mr. Mel Karmazin
                            Telecopier Number:  212-314-9229

with copies to:             General Counsel
                            CBS Corporation
                            51 West 52nd Street
                            New York, NY  10019-6188
                            Telecopier Number:  212-975-2185
                            and
                            Leventhal Senter & Lerman, P.L.L.C.
                            2000 K Street, N.W.
                            Suite 600
                            Washington, D.C. 20006
                            Attention:  Steven A. Lerman, Esq.
                            Telecopier Number: 202-293-7783

If to Entercom:             Entercom Communications Corp.
                            401 City Avenue, Suite 409
                            Bala Cynwyd, PA 19004
                            Attention:  Mr. Joseph M. Field, President
                            Telecopier Number: 610-660-5641

with copies to:             John C. Donlevie, Esq., Executive Vice President and
                            General Counsel
                            Entercom Communications Corp.
                            401 City Avenue, Suite 409
                            Bala Cynwyd, PA 19004
                            Telecopier Number:  610-660-5620
                            and
                            Latham & Watkins
                            1001 Pennsylvania Avenue, N.W.
                            Suite 1300
                            Washington, DC  20004
                            Attention: Joseph D. Sullivan, Esq.
                            Telecopier Number:  202-637-2201


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
                  The date of any such notice and service thereof shall be deemed to be: (i) the day of delivery if hand delivered or delivered by overnight courier; (ii) the day of delivery as indicated on the return receipt if dispatched by mail, or (iii) the date of telecopy transmission as indicated on the telecopier transmission report, provided that any telecopy transmission shall not be effective unless a paper copy is sent by overnight courier on the date of the telecopy transmission. Any party may change its address for the purpose of notice by giving notice of such change in accordance with the provisions of this Section.

11.14.   ATTORNEYS' FEES.

                  In the event of a dispute between or among the parties hereto arising out of or related to this Agreement or the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and expenses from the other party.

11.15.   TEMPORARY SUBLEASE FOR WBMX.

                  In the event that as of Closing Date, CBS has been unable to move Station WBMX(FM) to its new office space, Entercom shall permit CBS to continue to occupy that portion of the leased premises under the Lease dated September 30, 1993, as amended October 31, 1997, as amended January 1, 1995, between JMB Urban Huntington Limited Partnership and Atlantic Radio, L.P. for office space at 116 Huntington Avenue, Boston, Massachusetts (the "Office Lease"), which is currently occupied by WBMX(FM) until a date not later than April 31, 1999; provided that CBS shall make reasonable commercial efforts to vacate the premises as soon as possible. CBS shall pay Entercom rent monthly on the first of each month based on the number of square feet of the premises occupied by CBS, divided by the total number of square feet under the Office Lease.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized corporate officers and their respective corporate seals thereunto affixed on this the date first written above.

                                  CBS RADIO, INC.


                                  By:_______________________________________
                                  Title:_____________________________________

                                  CBS RADIO LICENSE, INC.


                                  By:_______________________________________
                                  Title:_____________________________________

                                  ENTERCOM COMMUNICATIONS CORP.


                                  By:_______________________________________
                                  Title:_____________________________________




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